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                                 EXHIBIT 5.1

                                 [LETTERHEAD]

                                April 10, 1996

TouchStone Software Corporation
2124 Main Street, 2nd Floor
Huntington Beach, California 92648

Ladies and Gentlemen:

     In connection with the pending Registration Statement on Form S-8 (the "Registration Statement") filed by TouchStone Software Corporation, a California corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering for sale under the Securities Act of 1933, as amended (the "Act"), an aggregate of 700,301 shares of the Company's Common Stock, you have requested our opinion as to certain legal matters regarding the issuance of the shares. Of the 700,301 shares of the Company's Common Stock, 70,333 shares were previously issued without registration under the Act in connection with one or more of the Company's employee stock ownership plans, and the balance of 629,968 shares are issuable upon exercise of stock options and stock purchase warrants granted under the Company's 1994 Employee Stock Purchase Plan and the 1995 Stock Option Plan.

     For purposes of rendering this opinion, we have examined such documents as we have deemed advisable or necessary, including, among other things, the Company's Articles of Incorporation and Bylaws, the Company's 1991 Stock Option Plan, the 1994 Employee Stock Purchase Plan, the 1995 Stock Option Plan, resolutions adopted by the Company's Board of Directors authorizing the adoption of each of the employee stock ownership plans, the grant of options and warrants thereunder, and the issuance and sale of shares of the Company's Common Stock in connection therewith, and oral and written representations from officers of the Company. In rendering this opinion, we have also made such other investigations and reviewed such other corporate and official records, agreements, certificates, approvals and other documents, and have reviewed such matters of law, as we have deemed necessary or appropriate for purposes of this opinion.

     On the basis of such examination and inquiries, and relying thereon, we are of the opinion that (i) the 70,333 shares of the Company's Common Stock covered by the Registration Statement were duly and validly issued and are fully paid and nonassessable under the laws of the State of California, and
(ii) the 629,968 shares of the Company's Common Stock issuable on the terms and subject to the conditions set forth in the respective employee stock ownership

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plans, when issued and paid for as provided therein, will be duly authorized, validly issued, fully paid and non-assessable under the laws of the State of California.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

                                     Very truly yours,

                                     PHILLIPS & HADDAN

                               By:     /s/ James M. Phillips, Jr.
                                     ------------------------------
                                     James M. Phillips, Jr.